Exhibit 10.46

CONSOLIDATED, AMENDED AND RESTATED
PROMISSORY NOTE

U.S. $4,639,600	March 8, 2011

WHEREAS, First SunAmerica Life Insurance Company, a New York corporation, having an address at 1 SunAmerica Center, Century City, Los Angeles, California 90067-6022 (hereinafter referred to, together with each subsequent holder hereof, as “Holder”) or at such other address as may be designated from time to time hereafter by any Holder, is the holder of the Prior Notes (as defined in Section 28 hereof), evidencing obligations made, or assumed, by Wu/LH 8 Slater L.L.C., a Delaware limited liability company (“Maker”), having an address at c/o Lighthouse Real Estate Management LLC, 60 Hempstead Avenue, Suite 718, West Hempstead, New York 11552;

WHEREAS, there is presently owing under the Prior Notes (as hereinafter defined) the combined principal balance of $4,639,600; and

WHEREAS, Holder and Maker have agreed that the indebtedness evidenced by the Prior Notes shall be combined and consolidated, that such Prior Notes shall be exchanged for this Consolidated, Amended and Restated Promissory Note (this “Note”) and upon such exchange the Prior Notes shall be cancelled, but that in no event shall such exchange be deemed to be a cancellation or extinguishment of the indebtedness evidenced by the Prior Notes or be deemed to be the creation or substitution of new indebtedness; it having been expressly agreed that this Note shall merely be evidence of the indebtedness heretofore evidenced by the Prior Notes, and that the terms of the Prior Notes shall be entirely supplanted and superseded by this Note.

NOW THEREFORE, Maker hereby confirms its agreement with the foregoing “WHEREAS” clauses, and Maker hereby jointly and severally promises to pay to the order of Holder the principal sum of FOUR MILLION SIX HUNDRED THIRTY-NINE THOUSAND SIX HUNDRED AND NO/100THS DOLLARS ($4,639,600), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

By its execution and delivery of this Note, Maker covenants and agrees as follows:

1.                                      Interest Rate and Payments.

(a)                                 The balance of principal outstanding from time to time under this Note shall bear interest at the rate of five and seventy-six hundredths percent (5.76%) per annum (the “Original Interest Rate”), computed on the basis of a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each; however, interest for partial months shall be calculated by multiplying the principal balance of this Note by the applicable interest rate (i.e., the Original Interest Rate or the New Rate (hereinafter defined)), dividing the product by three hundred sixty (360), and multiplying that result by the actual number of days elapsed.

(b)                                 Interest only on this Note shall be payable on the date the loan evidenced by this Note (the “Loan”) is funded by Holder, in advance, for the period from and including the date hereof through and including March 31, 2011.

(c)                                  Commencing on May 1, 2011 and on the first day of each month thereafter through and including April 1, 2012, (each such date a “Interest Only Payment Date”) payments of interest only shall be payable, in arrears, in the amount of $22,270.08.

(d)                                 Commencing on May 1, 2012 and on the first day of each month thereafter through and including the first day of the month immediately preceding the Maturity Date (each such date a “Principal and Interest Payment Date” and together with any Interest Only Payment Date, referred to herein, collectively, as a “Payment Date”), combined payments of principal and interest shall be payable, in arrears, in the amount of $29,216.06 each (such amount representing an amount that would be sufficient to fully amortize the original principal amount of this Note over a twenty-five (25) year period (the “Amortization Period”), if such amortization were based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each).

(e)                                  The entire outstanding principal balance, and all other amounts due under this Note and the other Loan Documents (as hereinafter defined), together with all accrued and unpaid interest thereon, shall be due and payable in full on April 1, 2018 (the “Maturity Date”).

2.                                      Holder’s Extension Option; Net Operating Income. The provisions of this Section 2 concern the election of Holder to extend the term of the Loan for the Extension Term (as defined below) and certain obligations of Maker during the Extension Term.

(a)                            If Maker shall fail to pay the outstanding principal balance of this Note and all accrued interest and other charges due hereon and all other amounts due under the Loan Documents, at the Maturity Date, Holder shall have the right, at Holder’s sole option and discretion, to extend the term of the Loan for an additional period of five (5) years (the “Extension Term”) and require Maker to make additional monthly payments of net operating income as provided herein. If Holder elects to extend the term of the Loan, Maker shall pay all fees of Holder incurred in connection with such extension, including, but not limited to, attorneys’ fees and title insurance premiums. Maker shall execute all documents reasonably requested by Holder to evidence and secure the Loan, as extended, and shall obtain and provide to Holder any title insurance policy or endorsement requested by Holder. If Holder elects to extend the term of the loan for the Extension Term, no “Event of Default” shall be deemed to exist solely by reason of the failure by Maker to pay such outstanding principal balance of this Note and all accrued interest and other charges due hereunder, and all other amounts due under the Loan Documents, on the Maturity Date.

(b)                            Should Holder elect to extend the term of the Loan as provided above, Holder shall: (i) reset the interest rate borne by the then-existing principal balance of the Loan to a rate per annum (the “New Rate”) equal to the greater of (A) the Original Interest Rate, or (B) Holder’s (or comparable lenders’, if Holder is no longer making such loans) then-prevailing interest rate for five (5) year loans secured by properties similar to the Property (hereinafter defined), as determined by Holder in its sole discretion; (ii) re-amortize the then-existing principal balance of the Loan over the Amortization Period; (iii) have the right to require Maker to enter into modifications of the non-economic terms of the Loan Documents as Holder may request (the “Non-Economic Modifications”); and (iv) notwithstanding any provision set forth in the Loan Documents to the contrary, have the right to require Maker to make monthly payments into escrow for insurance premiums and real property taxes, assessments and similar governmental charges. Hence, monthly principal and interest payments during the Extension Term shall be based upon the New Rate, in an amount that would be sufficient to fully amortize the outstanding principal balance of the Loan over the Amortization Period.

(c)                             If Holder elects to extend the term of the Loan, Holder shall advise Maker of the New Rate on or prior to the Maturity Date, but in no event shall the term be extended unless Holder is entitled to do so under Section 2(a) above.

(d)                            In addition to the required monthly payments of principal and interest set forth above, commencing on the first day of the second month following the Maturity Date and continuing on the first day of each month thereafter during the Extension Term (each an “Additional Payment Date”), Maker shall make monthly payments to Holder in an amount equal to all Net Operating Income (hereinafter defined) attributable to the Property for the calendar month ending on the last day of the month that is two months preceding each such Additional Payment Date. For example, assuming the Maturity Date is January 1, then Net Operating Income for the period from January 1 through January 31 shall be payable to Holder on March 1; Net Operating Income for the period from February 1 through February 28 shall be payable to Holder on April 1, and so on.

(e)                             Holder shall deposit all such Net Operating Income received from Maker into an account or accounts maintained at a financial institution chosen by Holder or its Servicer in its sole discretion (the “Deposit Account”) and all such funds shall be invested in a manner acceptable to Holder in its sole discretion. All interest, dividends and earnings credited to the Deposit Account shall be held and applied in accordance with the terms hereof.

(f)                              On the third Additional Payment Date and on each third Additional Payment Date thereafter, Holder shall apply all Excess Funds (hereinafter defined), if any, to prepayment of amounts due under this Note, without premium or penalty.

(g)                             As security for the repayment of the Loan and the performance of all other obligations of Maker under the Loan Documents, Maker hereby assigns, pledges, conveys, delivers, transfers and grants to Holder a first priority security interest in and to: (i) all Maker’s right, title and interest in and to the Deposit Account; (ii) all rights to payment from the Deposit Account and the money deposited therein or credited thereto (whether then due or in the future due and whether then or in the future on deposit); (iii) all interest thereon; (iv) any certificates, instruments and securities, if any, representing the Deposit Account; (v) all claims, demands, general intangibles, choses in action and other rights or interests of Maker in respect of the Deposit Account; (vi) any monies then or at any time thereafter deposited therein; and (vii) any increases, renewals, extensions, substitutions and replacements thereof and all proceeds of the foregoing.

(h)                            From time to time, but not more frequently than monthly, Maker may request a disbursement (a “Disbursement”) from the Deposit Account for capital expenses, tenant improvement expenses, leasing commissions and special contingency expenses. Holder may consent to or deny any such Disbursement in its sole discretion.

(i)                                During the existence of an Event of Default (hereinafter defined), (i) Maker shall not be entitled to any Disbursement from the Deposit Account and (ii) Holder shall be entitled to take immediate possession and control of the Deposit Account (and all funds contained therein) and to pursue all of its rights and remedies available to Holder under the Loan Documents, at law and in equity.

(j)                               All of the terms and conditions of the Loan shall apply during the Extension Term, except as expressly set forth above, and except that no further extensions of the Loan shall be permitted.

(k)                            For the purposes of the foregoing:

(i)                                     “Excess Funds” shall mean, on any Additional Payment Date, the amount of funds then existing in the Deposit Account (including any Net Operating Income due on the applicable Additional Payment Date), less an amount equal to the sum of three regularly scheduled payments of principal and interest due on this Note;

(ii)                                  “Net Operating Income” shall mean, for any particular period of time, Gross Revenue for the relevant period, less Operating Expenses for the relevant period; provided, however, that if such amount is equal to or less than zero (0), Net Operating Income shall equal zero (0);

(iii)                               “Gross Revenue” shall mean all payments and other revenues (exclusive, however, of any payments attributable to sales taxes) received by or on behalf of Maker from all sources related to the ownership or operation of the Property, including, but not limited to, rents, room charges, parking fees, interest, security deposits (unless required to be held in a segregated account), business interruption insurance proceeds, operating expense pass-through revenues, direct expense reimbursements and common area maintenance charges, for the relevant period for which the calculation of Gross Revenue is being made; and

(iv)                              “Operating Expenses” shall mean the sum of all ordinary and necessary operating expenses actually paid by Maker in connection with the operation of the Property during the relevant period for which the calculation of Operating Expenses is being made, including, but not limited to, (a) payments made by Maker for taxes and insurance required under the Loan Documents and (b) monthly debt service payments as required under this Note.

3.                                      Budgets During Extension Term.

(a)                                 Within fifteen (15) Business Days (as defined below) following the Maturity Date and on or before December 1 of each subsequent calendar year, Maker shall deliver to Holder a proposed revenue and expense budget for the Property for the remainder of the calendar year in which the Maturity Date occurs or the immediately succeeding calendar year (as applicable). Such budget shall set forth Maker’s projection of Gross Revenue and Operating Expenses for the applicable calendar year, which shall be subject to Holder’s reasonable approval. Once a proposed budget has been reviewed and approved by Holder, and Maker has made all revisions requested by Holder, if any, the revised budget shall be delivered to Holder and shall thereafter become the budget for the Property hereunder (any such budget referred to as the “Budget”) for the applicable calendar year. If Maker and Holder are unable to agree upon a Budget for any calendar year, the budgeted Operating Expenses (excluding extraordinary items) provided in the Budget for the Property for the preceding calendar year shall be considered the Budget for the Property for the subject calendar year until Maker and Holder agree upon a new Budget for such calendar year.

(b)                                 During the Extension Term, Maker shall operate the Property in accordance with the applicable Budget for the applicable calendar year, and the total of expenditures relating to the Property exceeding one hundred and five percent (105%) of the aggregate of such expenses set forth in the applicable Budget for the applicable time period shall not be treated as Operating Expenses for the purposes of calculating “Net Operating Income,” without the prior written consent of Holder except for emergency expenditures which, in Maker’s good faith judgment, are reasonably necessary to protect, or avoid immediate danger to, life or property.

4.                                      Reports During Extension Term.

(a)                                 During the Extension Term, Maker shall deliver to Holder all financial statements reasonably required by Holder to calculate Net Operating Income, including, without limitation, a monthly statement to be delivered to Holder concurrently with Maker’s payment of Net Operating Income that sets forth the amount of Net Operating Income accompanying such statement and Maker’s calculation of Net Operating Income for the relevant calendar month. Such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects.

(b)                                 In addition, on or before February 1 of each calendar year during the Extension Term, Maker shall submit to Holder an annual income and expense statement for the Property which shall include the calculation of Gross Revenue, Operating Expenses and Net Operating Income for the preceding calendar year and shall be accompanied by Maker’s reconciliation of any difference between the actual aggregate amount of the Net Operating Income for such calendar year and the aggregate amount of Net Operating Income for such calendar year actually remitted to Holder. All such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects. If any such annual financial statement discloses any inconsistency between the calculation of Net Operating Income and the amount of Net Operating Income actually remitted to Holder, Maker shall immediately remit to Holder the amount of any underpayment of Net Operating Income for such calendar year or, in the event of an overpayment by Maker, such amount may be withheld from any subsequent payment of Net Operating Income required hereunder.

(c)                                  Holder may notify Maker within ninety (90) days after receipt of any statement or report required hereunder that Holder disputes any computation or item contained in any portion of such statement or report. If Holder so notifies Maker, Holder and Maker shall meet in good faith within twenty (20) days after Holder’s notice to Maker to resolve such disputed items. If, despite such good faith efforts, the parties are unable to resolve the dispute at such meeting or within ten (10) days thereafter, the items shall be resolved by an independent certified public accountant designated by Holder within fifteen (15) days after such ten (10) day period. The determination of such accountant shall be final. All fees of such accountant shall be paid by Maker. Maker shall remit to Holder any additional amount of Net Operating Income found to be due for such periods within ten (10) days after the resolution of such dispute by the parties or the accountant’s determination, as applicable. The amount of any overpayment found to have been made for such periods may be withheld from any required future remittance of Net Operating Income.

(d)                                 Maker shall at all times keep and maintain full and accurate books of account and records adequate to reflect correctly all items required in order to calculate Net Operating Income.

5.                                      Prepayment

(a)                                 Maker shall have no right to prepay all or any part of this Note prior to the date that is the last day of the forty-second (42) month following the date of this Note (the “Lockout Expiration Date”).

(b)                                 At any time following the Lockout Expiration Date, Maker shall have the right to prepay the full principal amount of this Note, and all other amounts due under this Note and the other Loan Documents, and all accrued but unpaid interest thereon as of the date of prepayment, provided that (i) Maker gives not less than thirty (30) days’ prior written notice to Holder of Maker’s election to prepay this Note, (ii) Maker pays a prepayment premium to Holder equal to the greater of (A) one percent (1%) of the outstanding principal amount of this Note or (B) the Present Value of this Note (hereinafter defined), less the amount of principal being prepaid, calculated as of the prepayment date and (iii) Maker prepays each of the other Additional Notes (as such term is defined in the Mortgage) and all other amounts due under the Additional Notes and the other Additional Loan Documents (as such term is defined in the Mortgage), and all accrued but unpaid interest thereon as of the date of prepayment.

(c)                                  Notwithstanding the provisions of this Section 5, no prepayment premium shall be due (i) in connection with any involuntary prepayment due to the Holder’s application of any insurance proceeds or condemnation awards to the principal balance of the Loan or (ii) if Maker provides additional funds to prepay the Loan in connection with the application of any insurance proceeds or condemnation awards to the principal balance of the Loan following any casualty or condemnation; provided, in any such case, that no Default or Event of Default has occurred and is continuing at the time of such application of insurance proceeds or condemnation awards.

(d)                                 Holder shall notify Maker in writing of the amount and basis of determination of the prepayment premium. Holder shall not be obligated to accept any prepayment of the principal balance of this Note unless such prepayment is accompanied by (i) the applicable prepayment premium, (ii) the outstanding principal balance of the Loan, (iii) all accrued interest and other sums due under this Note and all other amounts due under the Loan Documents and (iv) the outstanding principal balance of the Additional Loans (as such term is defined in the Mortgage) all accrued interest and other sums due under the Additional Notes and all other amounts due under the Additional Loan Documents. Maker may not prepay the Loan on a Friday, nor on any public holiday or the equivalent for banks generally under the laws of the State of New York or on any day preceding a public holiday, or the equivalent for banks generally under the laws of the State of New York.

(e)                                  Except for making payments of Net Operating Income as required above, and except for the application of insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Mortgage (hereinafter defined), in no event shall Maker be permitted to make any partial prepayments of this Note.

(f)                                   If Holder accelerates this Note for any reason, then in addition to Maker’s obligation to pay the then outstanding principal balance of this Note and all accrued but unpaid interest thereon, Maker shall pay an additional amount equal to the prepayment premium that would be due to Holder if Maker were voluntarily prepaying this Note at the time that such acceleration occurred, or if under the terms hereof no voluntary prepayment would be permissible on the date of such acceleration, Maker shall pay a prepayment premium equal to 150% of the highest prepayment premium set forth in this Note, calculated as of the date of such acceleration as if prepayment were permitted on such date.

(g)                                  For the purposes of the foregoing:

(i)                                     The “Present Value of this Note” with respect to any prepayment of this Note, as of any date, shall be determined by discounting all scheduled payments of principal and interest remaining to maturity of this Note, attributed to the amount being prepaid, at the Discount Rate. If prepayment occurs on a date other than a Payment Date, the actual number of days remaining from the prepayment date to the next Payment Date will be used to calculate such discount within such period;

(ii)                                  The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semi-annually;

(iii)                               The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of this Note, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H. 15 - Selected Interest Rates, conclusively determined by Holder on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.

(h)                                 Holder shall not be obligated actually to reinvest the amount prepaid in any treasury obligations as a condition precedent to receiving any prepayment premium.

(i)                                     Notwithstanding the foregoing, (A) at any time during the Extension Term, Maker shall have the right to prepay in full, but not in part, the principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon and (B) no prepayment premium shall be due in connection with the prepayment of the full principal amount of this Note, and all other amounts due under this Note and the other Loan Documents, and all accrued but unpaid interest thereon as of the date of prepayment, during the ninety (90) day period prior to the Maturity Date.

6.                                      Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day.

7.                                      Default Rate.

(a)                            The entire balance of principal, interest, and any other sums due under this Note and the other Loan Documents upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at the greater of (i) eighteen percent (18%) per annum and (ii) a per annum rate equal to four percent (4%) over the prime rate published in The Wall Street Journal on the first business day of each month (the “Default Rate”); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law. In the event The Wall Street Journal is no longer published or no longer publishes such prime rate, Holder shall select a comparable reference.

(b)                            If any payment under this Note or any of the Additional Notes is not made when due, interest shall accrue at the Default Rate from the date such payment was due until payment is actually made.

8.                                      Late Charges. In addition to interest as set forth herein, Maker shall pay to Holder a late charge equal to four percent (4%) of any amounts due under this Note in the event any such amount is not paid when due. Notwithstanding the foregoing provision, Holder will allow for one (1) five (5) day grace period upon monetary default without the obligation of paying a late charge in any twelve (12) month period during the term of the Loan.

9.                                      Application of Payments. All payments hereunder shall be applied in the following order: (i) first, to the payment of late charges, if any; (ii) second, to the payment of prepayment premiums, if any; (iii) third, to the repayment of any sums advanced by Holder for the payment of any insurance premiums, taxes, assessments or other charges against the Property securing this Note and any other costs and expenses incurred by Holder in accordance with the Loan Documents (together with interest thereon at the Default Rate from the date of advance until repaid), if any; (iv) fourth, to the payment of accrued and unpaid interest and other amounts due and payable under the Loan Documents (other than principal), if any; and (v) fifth, to the reduction of principal. Notwithstanding the foregoing, for so long as any Event of Default is continuing, Holder shall have the continuing right to apply any payment received by Holder from or on behalf of Maker as Holder may elect against the due and owing obligations of Maker under the Note and the other Loan Documents in such order of priority or in such allocations as Holder may deem advisable in its sole and absolute discretion.

10.                               Immediately Available Funds. All payments under this Note shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Maker for such purpose.

11.                               Security. This Note is secured by, among other things, (i) that certain Mortgage, Consolidation, Extension, Spreader and Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents, of even date herewith, granted by Maker for the benefit of Holder (the “Mortgage”) encumbering certain real property and improvements located at 8 Slater Street, Port Chester, New York 10573, as more particularly described in the Mortgage (the “Property”), (ii) a Guaranty Agreement from Paul Cooper, Jeffrey Ravetz and Louis Sheinker (collectively, “Guarantors”), in favor of Holder (the “Guaranty”) and (iii) the Affiliate Guaranty (as such term is defined in the Mortgage)..

12.                               Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Mortgage.

13.                               Event of Default. Each of the following events will constitute an event of default (an “Event of Default”) under this Note and under the Mortgage and each other document evidencing or securing or executed in connection with the Loan (collectively, the “Loan Documents”), and any Event of Default under any Loan Document shall constitute an Event of Default hereunder and under each of the other Loan Documents:

(a)                                 any failure to pay when due any interest, principal or other amount in a sum certain under this Note or under any of the other Loan Documents for which sum there is a scheduled date for payment or for which there is a date certain for payment.

(b)                                 any failure to pay within ten (10) days following demand by Holder for any amount other than any amount described in Section 13(a) above; or

(c)                                  any failure of Maker to properly perform any obligation contained herein or in any of the other Loan Documents (other than the obligation to make payments under this Note or the other Loan Documents) and the continuance of such failure for a period of thirty (30) days following written notice thereof from Holder to Maker; provided, however, that if such failure is not curable within such thirty (30) day period, then, so long as Maker commences to cure such failure within such thirty (30) day period and is continually and diligently attempting to cure to completion, such failure shall not be an Event of Default unless such failure remains uncured for one hundred twenty (120) days after such written notice to Maker; or

(d)                                 if, at any time during the Extension Term, Gross Revenue for any calendar month shall be less than ninety-three percent (93%) of the amount of projected Gross Revenue for such month set forth in the applicable Budget; or

(e)                                  the occurrence of any event that is deemed to be an “Event of Default” under any provision of this Note, the Mortgage, the Affiliate Guaranty, any other Loan Document or any Additional Loan Document.

14.                               Acceleration. If at any time an Event of Default exists, the entire balance of principal, accrued interest and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand. Upon the occurrence of any Event of Default described in Section 13(d) hereof, Holder shall have the option, in its sole and absolute discretion, to either (a) exercise any remedies available to Holder under the Loan Documents, at law or in equity, or (b) require Maker to submit a new proposed budget for Holder’s approval. If Holder agrees to accept such new proposed budget, then such budget shall become the Budget for all purposes hereunder. If an Event of Default exists, Holder may exercise any right, power or remedy permitted by law or set forth herein or in the Mortgage or any other Loan Document.

15.                               Conditions Precedent. Maker hereby certifies and declares that all acts, conditions and things required to be done or performed or have happened precedent to the creation and issuance of this Note, and in order to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done or performed or have happened in due and strict compliance with all applicable laws.

16.                               Certain Waivers and Consents. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note and (e) agree to pay all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, which may be actually incurred in the collection of this Note or any part thereof or in preserving, securing possession of and realizing upon any security for this Note.

17.                               Usury Savings Clause. The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law. In particular, it is the intention of the parties hereto to conform strictly to New York and Federal law, whichever is applicable. If as a result of any circumstance whatsoever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder pertaining to the subject matter hereof shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits then prescribed by applicable law, then the obligation to be performed or fulfilled shall hereby be reduced to such limit as to be valid under such applicable law, and if as a result of any circumstance whatsoever, Holder should receive as interest under this Note an amount which would exceed the then highest lawful rate, the amount by which such interest payment would exceed such highest lawful rate shall be applied to the reduction of the principal balance owing hereunder without prepayment or penalty (or, at Holder’s option, be paid to Maker) and in no event shall be counted as interest. To the fullest extent permitted by then applicable law, the determination of the legal maximum amount of interest shall at any and all times be made by amortizing, prorating, allocating and spreading in equal parts over the period of the full stated term of this Note, all interest at any time contracted for, charged or received from Maker in connection with this Note and all other agreements between Maker and Holder pertaining to the subject matter hereof, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof and complies with all applicable law.

18.                               Non-Recourse; Exceptions to Non-Recourse.

(a)                                 Nothing contained in the Loan Documents shall be deemed to impair, limit or prejudice Holder’s rights in foreclosure proceedings or in any ancillary proceedings brought to facilitate Holder’s foreclosure on the Property or any portion thereof or to exercise any specific rights or remedies afforded Holder under any other provisions of the Loan Documents or by law or in equity, subject to the non-recourse provisions set forth below, to recover under any guarantee given in connection with the Loan or to pursue any personal liability of Maker or any Guarantor under the Guaranty Agreement, the Environmental Indemnity Agreement or the ERISA indemnity provisions of the Mortgage. Except as expressly hereinafter set forth, the recourse of Holder with respect to the obligations evidenced by this Note, the Mortgage and the other Loan Documents (except for the Guaranty and the Environmental Indemnity Agreement) shall be solely to the Property, Chattels and Intangible Personalty (as such terms are defined in the Mortgage). Notwithstanding anything else to the contrary contained in this Note, the Mortgage or in any other Loan Document, nothing shall be deemed in any way to impair, limit or prejudice the rights of Holder to collect or recover from Maker (but not any member, manager, officer, director or any Affiliate of any of the foregoing, with the exclusion of the Guarantors) and Guarantors: (i) damages or costs (including, without limitation, reasonable attorneys’ fees) incurred by Holder as a result of any intentional waste by Maker; (ii) any condemnation award or insurance proceeds attributable to the Property which were not paid to Holder or used to restore the Property in accordance with the terms of the Mortgage; (iii) any Rents, profits, security deposits, advances, rebates, prepaid rents or other similar sums attributable to the Property collected by or for Maker (x) following an Event of Default under any Loan Document and not properly applied to the reasonable fixed and operating expenses of the Property, including, without limitation, payments due on this Note and other sums due under the Loan Documents or (y) to the extent not deposited into the Lockbox Account; (iv) any security deposits collected by or for Maker and not applied in accordance with the applicable Leases (as such term is defined in the Mortgage); (v) the amount of any accrued taxes, assessments, and/or utility charges affecting the Property (whether or not the same have been billed to Maker) that are either unpaid by Maker or advanced by Holder under the Mortgage, except, in respect of the Property, to the extent of any of the foregoing accruing after the Termination Date (as hereinafter defined) with respect to the Property; (vi) any sums expended by Holder in fulfilling the obligations of Maker, as lessor, under any Lease affecting the Property; (vii) the amount of any loss suffered by Holder (that would otherwise be covered by insurance and available to Holder in accordance with the Loan Documents) as a result of Maker’s failure to maintain any insurance required under the terms of any Loan Document; and (viii) losses, damages and costs (including, without limitation, reasonable attorneys’ fees) incurred by Holder as a result of any fraud of material misrepresentation by Maker in connection with the Property or any of the Loan Documents. For the avoidance of doubt, the matters set forth in this paragraph (a) shall be fully recourse to Maker (but not any member, manager, officer, director or any Affiliate of any of the foregoing, with the exclusion of the Guarantors) and Guarantor. For the purposes of this Section 18(a), the “Termination Date” is, in respect of the Property, the earliest of (x) the date that Maker tenders to Holder or Holder’s designee a deed-in-lieu of foreclosure in respect of the Property, subject to no title exceptions other than real estate taxes and assessments, the Permitted Exceptions (as defined in the applicable Mortgage) and such additional exceptions approved by Holder pursuant to the Loan Documents or which are otherwise acceptable to Holder in its reasonable discretion, together with such ancillary conveyances, releases and other documentation that are customarily delivered in connection with a deed-in-lieu of foreclosure transaction, all in form reasonably satisfactory to Holder, and such deed-in-lieu of foreclosure is accepted by Holder in its sole discretion (y) the date that Maker tenders to Holder a stipulation to entry of judgment of foreclosure in respect of the Property, and (z) the date Holder, any Affiliate of Holder, or any other party takes title to the Property in connection with a foreclosure of the applicable Mortgage that encumbers the Property. If Maker elects to deliver a deed-in-lieu of foreclosure in respect of the Property, Holder shall retain the right to determine whether to accept such deed-in-lieu of foreclosure or to proceed with foreclosure proceedings and, upon Holder making such election, Maker shall execute and deliver to Holder an appropriate deed-in-lieu of foreclosure in respect of the Property, as Holder shall have elected; provided, however, that if Holder chooses to proceed with foreclosure proceedings in respect of the Property, the Termination Date shall nonetheless be the earliest of the date specified in clause (x), (y) and (z) above, provided further that if Maker thereafter fails to cooperate with Holder in respect of Holder’s exercise of any and all remedies available at law or in equity to Holder (including, without limitation, foreclosure), then the Termination Date shall be the earlier of the date specified in clause (y) or (z) above.

(b)                                 The agreement contained in this Section 18 to limit the personal liability of Maker to its interest in the Property, Chattels and Intangible Personalty shall become null and void and be of no further force and effect, and Maker (but not any member, manager, officer, director or any Affiliate of any of the foregoing, with the exclusion of the Guarantors) and Guarantors shall be personally liable for the repayment of the Secured Obligations (as such term is defined in the Mortgage) in the event (i) that the Property, or any part thereof or any interest therein, or any interest in Maker, or any of them, shall be further encumbered by a voluntary lien securing any obligation upon which Maker, or any of them, any direct or indirect general partner, manager or managing member such Maker, any Guarantor, any of the Mortgagor Control Persons (as defined in the Mortgage) or any principal or affiliate of Maker, or any of them, shall be personally liable for repayment, either as obligor or guarantor, (ii) of any breach or violation of Section 5.4, 5.5 or 5.7 of the Mortgage, (iii) that Maker forfeits the Property or the Chattels or any portion of the Property or Chattels due to criminal activity, (iv) any attempt by Maker, any Guarantor or any Mortgagor Owner Person (as defined in the Mortgage) to materially delay any foreclosure against the Property, Chattels and/or Intangible Personalty, or any portion of the Property, the Chattels and/or the Intangible Personalty or any other exercise by Holder of its remedies under the Loan Documents, which attempts shall (x) include, without limitation, (A) any claim made by Maker that any Loan Document is invalid or unenforceable to an extent that would preclude any such foreclosure or other exercise of remedies, (B) Maker filing a petition in bankruptcy, Maker acquiescing in an involuntary bankruptcy proceeding, Maker failing to oppose in good faith the entry of an order for relief pursuant to any involuntary bankruptcy filed against it, or Maker filing a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the bankruptcy laws of the United States or under any other similar federal, state or other statute relating to relief from indebtedness (whether filed by or against Maker), or (C) the appointment of a receiver, trustee or liquidator by Maker, any Guarantor or any Mortgagor Owner Person with respect to Maker or the Property or any part thereof and (y) shall not include a defense to a foreclosure that is (A) not frivolous and is advanced in good faith and (B) based upon a default by Holder under terms of the Loan Documents, or (v) any execution, amendment, modification or early termination of any Lease of any Required Tenant made in violation of the Loan Documents. For the avoidance of doubt, no such termination of any Lease shall excuse Maker from the performance of its obligations under the Loan Documents. For purposes of the foregoing, “affiliate” shall have the meaning ascribed to the term “Affiliate” in the Mortgage.

19.                               Severability. If any provision hereof or of any other document securing or otherwise related to the indebtedness evidenced hereby is, for any reason and to any extent, deemed invalid or unenforceable in any jurisdiction or with respect to any person, entity or circumstances, then neither the remainder of the document in which such provision is contained, nor the application of such provision in respect of other persons, entities, or circumstances, nor any other document referred to herein, shall be affected by such invalidity or lack of enforceability, but, instead, shall be enforceable to the maximum extent permitted by law.

20.                               Transfer of Note. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.

21.                               Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the substantive laws of the State of New York.

22.                               Time of Essence. Time is of the essence of this Note.

23.                               Remedies Cumulative. The remedies provided to Holder in this Note, the Mortgage and the other Loan Documents are cumulative and concurrent and may be exercised singly, successively or jointly against Maker, the Property, and other security, or against Guarantors or any obligor under, or guarantor of, this Note or the other Loan Documents, at the sole and absolute discretion of Holder.

24.                               No Waiver. Holder shall not by any act or omission be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Holder hereunder in connection with a subsequent event.

25.                               Joint and Several Obligation. If Maker is more than one person or entity, then: (a) all persons or entities comprising Maker are jointly and severally liable for all of Maker’s obligations hereunder; (b) all representations, warranties and covenants made by Maker shall be deemed representations, warranties and covenants of each of the persons or entities comprising Maker; (c) any breach, Default or Event of Default by any of the persons or entities comprising Maker hereunder shall be deemed to be a breach, Default or Event of Default of Maker; and (d) any reference herein contained to the knowledge or awareness of Maker shall mean the knowledge or awareness of any of the persons or entities comprising Maker.

26.                               WAIVER OF JURY TRIAL. MAKER AND HOLDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAKER OR HOLDER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE MORTGAGE, OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE.

27.                               WAIVER OF PREPAYMENT RIGHT WITHOUT PREMIUM. EXCEPT AS EXPLICITLY SET FORTH HEREIN, MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PREPAYMENT PREMIUM, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, THEN MAKER SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE PREPAYMENT PREMIUM PROVIDED FOR IN THIS NOTE OR, IN THE EVENT OF PREPAYMENT FOLLOWING ACCELERATION OF THE MATURITY DATE HEREOF WHEN THIS NOTE IS CLOSED TO PREPAYMENT, AS PROVIDED HEREIN AND IN THE MORTGAGE. MAKER HEREBY DECLARES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.

28.                               Amendment and Restatement.

(a)                                 Holder holds the Prior Notes and each of the mortgages set forth in Schedule A attached hereto (collectively, the “Prior Mortgages”)

(b)                                 Contemporaneously herewith, Holder is making an additional advance to Maker in the amount of $739,600.00 (the “Additional Advance”), to be evidenced by that certain Gap Promissory Note of even date herewith (the “Gap Note”) from Maker to Holder, and secured by the Gap Mortgage in the amount of the Additional Advance.

(c)                                  Holder is the holder of the notes set forth in Schedule B attached hereto, which are collectively referred to herein as the “Prior Notes”.

(d)                                 This Note consolidates, amends, modifies and restates the Prior Notes in their entirety. The terms, covenants, agreements, rights, obligations and conditions contained in this Note shall supersede in all respect the terms, covenants, agreements, rights, obligations and conditions contained in the Prior Notes, but shall not impair the debt evidenced by such Prior Notes (as previously consolidated and amended), which shall be paid pursuant to this Note. It is agreed and understood that the principal amount outstanding under this Note, as of the date hereof, is $4,639,600.

[END OF TEXT]

IN WITNESS WHEREOF and intending to be legally bound, Maker has duly executed this Note as of the date first above written.

MAKER:

WU/LH 8 SLATER L.L.C.,

a Delaware limited liability company

By:	Lighthouse 100 William Operating LLC, a New York limited liability company, its Manager

	By:	/s/ Louis Sheinker
	Name:	Louis Sheinker
	Title:	Member/Manager

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 3rd day of March in the year 2011 before me, the undersigned, a Notary Public in and for said State, personally appeared, Louis Sheinker personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individuals(s) acted, executed the instrument.

/s/ Frances M. Pepe
(Signature and office of individual taking acknowledgment.)

Notary Public

My Commission Expires: 1/11/2014

[Acknowledgment on behalf of Borrower]

FRANCES M. PEPE
NOTARY PUBLIC, State of New York
No. 01PE4915564
Qualified in Queens County
Commission Expires Jan. 11, 2014

19

SCHEDULE A

PRIOR MORTGAGES

1.              Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of February 25, 2008, by Wu/LH 103 Fairview Park L.L.C., Wu/LH 412 Fairview Park L.L.C., Wu/LH 401 Fieldcrest L.L.C., Wu/LH 404 Fieldcrest L.L.C., Wu/LH 199 Ridgewood L.L.C., Wu/LH 203 Ridgewood L.L.C., Wu/LH 36 Midland L.L.C., Wu/LH 100-110 Midland L.L.C., Wu/LH 112 Midland L.L.C., and Wu/LH 8 Slater L.L.C., each a Delaware limited liability company (collectively, “Original NY Borrowers”), in favor of John Hancock Life Insurance Company, a Massachusetts corporation, in the principal amount of $50,650,000.00, recorded April 23, 2008 as Control Number 480860266 in the Westchester County Land Records of New York. Mortgage Recording Tax paid in the amount of $668,450.

a.              Mortgage Modification and Severance Agreement, dated as of the date hereof, by and among Original NY Borrowers and John Hancock Life Insurance Company (U.S.A), a Michigan corporation, successor by merger to John Hancock Life Insurance Company, a Massachusetts corporation (“Hancock”), to be recorded in the Westchester County Land Records of New York.

b.              Severed Mortgage and Security Agreement, dated as of the date hereof, by Original NY Borrowers, in the principal amount of $3,900,000.00, to be recorded in the Westchester County Land Records of New York.

c.               Partial Release of Severed Mortgage, dated as of the date hereof, by Hancock, to be recorded in the Westchester County Land Records of New York.

d.              Assignment of Mortgage, dated as of the date hereof, by Hancock to First SunAmerica Life Insurance Company, a New York corporation (“Lender”), to be recorded in the Westchester County Land Records of New York.

e.               Partial Release of Original Mortgage, dated as of the date hereof, by Hancock, to be recorded in the Westchester County Land Records of New York.

2.              Gap Mortgage, dated as of the date hereof, by Wu/LH 8 Slater L.L.C., a Delaware limited liability company, in favor of Lender, in the principal amount of $739,600.00, to be recorded in the Westchester County Land Records of New York. Mortgage Recording Tax paid in the amount of $9,614.80.

SCHEDULE B

PRIOR NOTES

1.              Mortgage Note, dated as of February 25, 2008, by Wu/LH 103 Fairview Park L.L.C., Wu/LH 412 Fairview Park L.L.C., Wu/LH 401 Fieldcrest L.L.C., Wu/LH 404 Fieldcrest L.L.C., Wu/LH 199 Ridgewood L.L.C., Wu/LH 203 Ridgewood L.L.C., Wu/LH 36 Midland L.L.C., Wu/LH 100-110 Midland L.L.C., Wu/LH 112 Midland L.L.C., and Wu/LH 8 Slater L.L.C., each a Delaware limited liability company, to the order of John Hancock Life Insurance Company, a Massachusetts corporation, in the principal amount of $3,900,000.00.

2.              Allonge, dated as of the date hereof, from John Hancock Life Insurance Company (U.S.A), a Michigan corporation, successor by merger to John Hancock Life Insurance Company, a Massachusetts corporation, to First SunAmerica Life Insurance Company, a New York corporation (“Lender”).

3.              Gap Note, dated as of the date hereof, by Wu/LH 8 Slater L.L.C., a Delaware limited liability company, to the order of Lender in the principal amount of $739,600.00.